AmBase Corporation
12 Lincoln Blvd.
Emerson NJ, 07630

May 20, 2019

Mr. Richard A. Bianco
350 South Ocean Boulevard, Apt. 9A
Boca Raton, FL 33432

Re:	Amendment to the Litigation Funding Agreement dated as of September 26, 2017 (the “LFA”) between AmBase Corporation, a Delaware corporation (the “Company”) and Richard A. Bianco (“Bianco”)

Dear Mr. Bianco:

This letter agreement (the “Amendment”) is an amendment to the LFA by and between the Company, and you, Bianco (and together with any entity that is currently in existence or is formed by Bianco hereafter that is either wholly-owned by, or controlled directly or indirectly by, Bianco, the “Funder”).  Capitalized terms not defined herein shall have the meaning ascribed to them in the LFA.

The Company is currently party as plaintiff to several lawsuits relating to its equity interest in the 111 West 57th Street Property (collectively, the “Litigations”).

On September 26, 2017, the Company entered into the LFA with Bianco, the Company’s Chief Executive Officer, pursuant to which Bianco agreed to provide up to an aggregate amount of Seven Million Dollars ($7,000,000) (the “Litigation Fund Amount”) to satisfy actual documented litigation costs and expenses of the Company, including attorneys’ fees, expert witness fees, consulting fees and disbursements incurred by the Company in connection with the Litigations.

As of the date hereof, the Funder has contributed to the Company Three Million Six Hundred Seventy Two Thousand One Hundred Forty Six Dollars and Ninety Four Cents ($3,672,146.94) (the “Advanced Amount”) of the Litigation Fund Amount.

In March 2019, the Company received a federal tax refund of approximately Ten Million Seven Hundred Thousand Dollars ($10,700,000) (the “Refund”), anticipates receiving further tax refunds in subsequent years and thus no longer requires future funding by the Funder in connection with the Litigations.

On April 9, 2019, at a Special Meeting of the Board of Directors of the Company (the “Board”), the Board authorized the establishment of a Special Committee to evaluate possible changes to the LFA in light of the Company’s significantly improved liquidity and cash on hand as a consequence of the Refund and anticipated future refunds. The Special Committee was authorized to conduct negotiations with Mr. Bianco on an amendment of the LFA if it deemed it appropriate and in the best interests of the Company and its stockholders to do so.  The Special Committee retained and consulted with outside independent financial and legal advisors and then engaged in discussions and negotiations with Bianco.

Based on those negotiations, the Company and Bianco desire to amend the LFA to (i) provide for the repayment of funds previously provided to the Company by the Funder pursuant to the LFA, (ii) release the Funder from all further funding obligations pursuant to the LFA, and (iii) amend the relative distribution of Litigation Proceeds between Bianco and the Company pursuant to the LFA.  This Amendment shall memorialize the mutual agreement of the Funder and the Company with respect to the foregoing amendments to the LFA.

The parties hereto agree to amend the LFA, and the LFA is hereby amended, as follows:

1. The Company hereby agrees that it will repay the full Advanced Amount to the Funder within three business days of the execution of this Amendment.

2. The Company acknowledges and agrees that the Funder shall have and has no further funding obligations in connection with the Litigations.

3. In the event that the Company receives any Litigation Proceeds after the date of this Amendment, such Litigation Proceeds shall be distributed in the following priority:

a)
first, 100% to the Company in an amount equal to the lesser of (i) the amount of actual litigation expenses incurred by the Company with respect the Litigations (including the Advanced Amount to the extent repaid by the Company); or (ii) Seven Million Five Hundred Thousand Dollars ($7,500,000); and

b)	thereafter, (i) 75% to the Company and (ii) 25% to the Funder.

4. This Amendment constitutes the entire agreement between the parties with respect to the amendment of the LFA and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

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This Amendment shall not be modified, amended or supplemented except by a written agreement signed by the parties hereto. This Amendment may be executed in any number of counterparts (and by facsimile), each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile, electronic portable document format (PDF) file or other means of electronic transmission will be as effective as delivery of a manually executed counterpart to this Amendment.
Please confirm your agreement to the foregoing by signing a copy of this Amendment where indicated below and returning it to the undersigned.

Sincerely, AMBASE CORPORATION, a Delaware corporation By:/s/ John Ferrara John Ferrara Vice President and Chief Financial Officer and Controller

Acknowledged and Agreed: /s/ Richard A. Bianco Richard A. Bianco